Exhibit 99.1

Sensus Healthcare Reports Record Sales and Earnings for the 2021 Fourth Quarter

4Q21 diluted EPS of $0.32 on revenues of $13.0 million up 433% and 156%, respectively

Affirms expectations for 1Q22 continued growth and full-year 2022 profitability

Conference call begins at 4:30 p.m. Eastern time today

BOCA RATON, Fla. (February 10, 2022) – Sensus Healthcare, Inc. (Nasdaq: SRTS), a medical device company specializing in highly effective, non-invasive, minimally-invasive, and cost-effective treatments for oncological and non-oncological conditions, announces financial results for the three and 12 months ended December 31, 2021.

Highlights from the fourth quarter of 2021 and recent weeks include the following (all comparisons are with the fourth quarter of 2020, unless otherwise indicated):

●	Revenues were $13.0 million, up 156%

●	Net income was $5.3 million, or $0.32 per diluted share, compared with net income of $1.0 million, or $0.06 per diluted share

●	Adjusted EBITDA, a non-GAAP financial measure, was $5.6 million, compared with $1.3 million

●	Shipped a record 35 systems including three SRT-100 systems to China

●	Revenues for 2021 were $27.0 million, up 182% over 2020

●	Earnings per diluted share for 2021 were $0.25, compared with a loss per share of $0.42 for 2020

●	Affirms expectations for 2022 first quarter and full year profitability

●	Signed exclusive U.S. distribution agreement for TransDermal Infusion System™ for needle-less delivery of aesthetic compounds

●	Prepared for future growth with key promotions, including Vice President & General Counsel Michael J. Sardano to President & General Counsel

●	Received a five-year license renewal for the SRT-100™ from the Ministry of Health of the People’s Republic of China

●	Garnered robust customer leads from demonstrations and presentations at first in-person medical conferences since the start of the pandemic

Management Commentary

“Record revenues for the fourth quarter were significantly higher than for any quarter in the company’s history, and I congratulate the Sensus team on outstanding Q4 and full-year financial results,” said Joe Sardano, chairman and chief executive officer of Sensus Healthcare. “We are comfortable that this momentum will continue through 2022 as so many of our initiatives are being very well-executed.

“We shipped a record 35 systems during the fourth quarter, including three systems to China, where we resumed active sales this year following the pandemic. China is an important market for us, and we were delighted to receive a license renewal from their Ministry of Health to market the SRT-100™ system.  This new license runs through December 2026 and covers the sale of our superficial radiation therapy to treat non-melanoma skin cancer and keloids.”

“Our domestic sales were positively impacted by our team’s broad and consistent communication that the Centers for Medicare and Medicaid Services had revalued procedure codes upward, with a meaningful increase in reimbursement for a course of superficial radiation treatment for non-melanoma skin cancer. This revaluation has had a significant impact on customer ROI. In addition, we successfully demonstrated to physicians that SRT is a patient-friendly treatment paradigm, especially important during COVID-19, and provided numerous studies along with support from important medical societies showing cure rates as good as or better than Mohs surgery.”

Mr. Sardano added, “We are highly encouraged by the reception our new fair-market-leasing program has enjoyed to date. Launched in January 2021 in conjunction with improved reimbursement, this program allows physicians to acquire our feature-rich, premium SRT-100 Vision™ system with a positive ROI from treating just two patients per month. We expect the leasing program will support further sales growth.”

“During the fourth quarter we entered into an exclusive U.S. distribution agreement with Mattioli Eng. Italia for its TransDermal Infusion System™ for non-invasive drug delivery. We began marketing this FDA-cleared system for skin rejuvenation treatments, pre-laser treatments, pre- and post-plastic surgery, and other applications, and were delighted that it was highlighted at the Winter Clinical Dermatology Conference in Hawaii. We are pleased with the number and caliber of leads generated at the conference, and look forward to demonstrating the system at the American Academy of Dermatology meeting in Boston at the end of March.

Mr. Sardano concluded, “We are confident that our sales and earnings trajectory will continue, and with a view toward long-term success we recently announced key executive appointments. We promoted two sales managers to regional vice president positions and promoted Vice President & General Counsel Michael J. Sardano to President & General Counsel. These promotions, along with the market reception to our products, support my optimism for the future of Sensus.”

Fourth Quarter Financial Results

Revenues for the fourth quarter of 2021 were $13.0 million, compared with $5.1 million for the fourth quarter of 2020. The 156% increase was primarily driven by a higher number of units sold as the market continued to reopen.

Cost of sales for the fourth quarter of 2021 was $4.2 million, compared with $1.9 million for the prior-year quarter. The increase was due to higher sales in the 2021 period.

Gross profit for the fourth quarter of 2021 was $8.9 million, or 68.0% of revenues, compared with $3.2 million, or 63.4% of revenues, for the fourth quarter of 2020. The increases were primarily driven by the higher number of units sold in 2021, service revenue on installed units, and the impact of COVID-19 on the 2020 quarter.

Selling and marketing expense for the fourth quarter of 2021 was $1.3 million, unchanged from the fourth quarter of 2020.

General and administrative expense for the fourth quarter of 2021 was $1.1 million, compared with $0.8 million for the fourth quarter of 2020. The increase was primarily due to higher compensation and bad debt expense.

Research and development expense for the fourth quarter of 2021 was $1.1 million, compared with $0.8 million for the prior-year quarter. The increase was mainly due to higher regulatory expenses.

Net income for the fourth quarter of 2021 was $5.3 million, or $0.32 per diluted share, compared with net income of $1.0 million, or $0.06 per diluted share, for the fourth quarter of 2020.

Adjusted EBITDA for the fourth quarter of 2021 was $5.6 million, compared with $1.3 million for the fourth quarter of 2020. Adjusted EBITDA, a non-GAAP financial measure, is defined as earnings before interest, taxes, depreciation, amortization and stock-compensation expense. Please see below for a reconciliation between GAAP and non-GAAP financial measures, and the specific reasons these non-GAAP financial measures are provided.

Cash and investments were $14.5 million as of December 31, 2021, compared with $14.9 million as of December 31, 2020. The company had no outstanding borrowings under its revolving line of credit both during 2020 and as of December 31, 2021.

Full Year Financial Results

Revenues for 2021 of $27.0 million increased 182% from $9.6 million for 2020, primarily reflecting a higher number of units sold as the market began to reopen. During 2020 the Company was unable to sell effectively due to COVID-19 related travel restrictions and other factors. Sensus believes these factors are gradually subsiding as the healthcare industry has developed and continues to develop effective vaccines and treatments, and as local, state and federal governments ease restrictions. Additionally, technology that enables the global business community to communicate effectively without the need for close proximity is expected to help the Company continue to reach potential clients.

Cost of sales for 2021 were $10.1 million, compared with $4.3 million for 2020, reflecting the higher number of units sold.

Gross profit for 2021 increased 224% to $17.0 million, or 68.2% of revenues, from $5.2 million, or 54.8% of revenues, for 2020. Maintaining this level of gross profit and gross margin in 2022 is largely dependent upon the market’s response to the ongoing COVID-19 pandemic.

Selling and marketing expense for 2021 was $4.8 million, compared with $5.3 million in 2020, primarily attributable reduced spending on marketing activities and headcount.

General and administrative expense for 2021 was $4.6 million, compared with $4.0 million in 2020, due primarily to higher insurance expense and professional fees.

Research and development expense for 2021 decreased to $3.4 million from $4.2 million in 2020, reflecting lower spending as the Sculptura™ project entered the production phase.

No other income was reported for 2021. Other income, net of $1.4 million for 2020 is primarily attributable to the forgiveness of $757,782 of a loan under the Small Business Administration Paycheck Protection Program and a bargain purchase gain of $588,011 that was recorded as a result of acquisitions.

Net income for 2021 was $4.1 million, or $0.25 per diluted share, compared with a net loss of $(6.8) million, or $(0.42) per share, for 2020.

Adjusted EBITDA for 2021 was $5.1 million, compared with $(5.8) million for 2020.

Use of Non-GAAP Financial Information

This press release contains supplemental financial information determined by methods other than in accordance with accounting principles generally accepted in the United States (GAAP). Sensus Healthcare management uses Adjusted EBITDA, a non-GAAP financial measure, in its analysis of performance. Adjusted EBITDA should not be considered a substitute for GAAP basis measures, nor should it be viewed as a substitute for operating results determined in accordance with GAAP. Management believes the presentation of Adjusted EBITDA, which excludes the impact of interest, income taxes, depreciation, amortization and stock compensation expense, provides useful supplemental information that is essential to a proper understanding of the financial results of Sensus Healthcare. Non-GAAP financial measures are not formally defined by GAAP, and other entities may use calculation methods that differ from those used by Sensus Healthcare. As a complement to GAAP financial measures, management believes that Adjusted EBITDA assists investors who follow the practice of some investment analysts who adjust GAAP financial measures to exclude items that may obscure underlying performance and distort comparability. A reconciliation of the GAAP net loss to Adjusted EBITDA is provided in the schedule below.

SENSUS HEALTHCARE, INC.

GAAP TO NON-GAAP RECONCILIATION

(unaudited)

	For the Three Months Ended		For the Years Ended
	December 31,		December 31,
(in thousands)	2021	2020	2021	2020

Net income (loss), as reported	$5,318	$1,018	$4,119	$(6,836)
Add:
Depreciation and amortization	140	238	613	722
Stock-compensation expense	91	63	416	386
Interest, net	1	(3)	1	(53)
Adjusted EBITDA, non-GAAP	$5,550	$1,316	$5,149	$(5,781)

Conference Call and Webcast

Sensus Healthcare will host an investment community conference call today beginning at 4:30 p.m. Eastern time, during which management will discuss financial results for the 2021 fourth quarter and full year, provide a business update and answer questions. To access the conference call the dial-in numbers are 888-390-3967 (U.S. and Canada) or 862-298-0702 (International). Please direct the operator to be connected to the Sensus Healthcare conference call. The call will be webcast live and can be accessed at the following link, which also may be found in the Investor Relations section of the Company’s website at www.sensushealthcare.com.

Following the conclusion of the conference call, a replay will be available and can be accessed by dialing 888-539-4649 (U.S. and Canada) or 754-333-7735 (International). At the system prompt, dial the replay code 156817 followed by the # sign. Playback will automatically begin. An archived webcast of the call will also be available in the Investor Relations section of the Company’s website for a period of time.

About Sensus Healthcare

Sensus Healthcare, Inc. is a medical device company specializing in highly effective, non-invasive, minimally-invasive and cost-effective treatments for both oncological and non-oncological conditions. The Sculptura™ modulated robotic brachytherapy radiation oncology system provides targeted directional anisotropic radiation therapy (ART) and brachytherapy utilizing our proprietary, state-of-the-art 3D Beam Sculpting™ to treat patients undergoing cancer treatment during surgery, or at the tumor site, fast and efficiently. Sensus also offers its proprietary low-energy X-ray technology known as superficial radiation therapy (SRT), which is the culmination of more than a decade of research and development, to treat non-melanoma skin cancers and keloids with its SRT-100™, SRT-100+™ and SRT-100 Vision™ systems. With its portfolio of innovative medical device products, Sensus provides revolutionary treatment options to enhance the quality of life of patients around the world.

For more information, visit www.sensushealthcare.com.

Forward-Looking Statements

This press release includes statements that are, or may be deemed, ’‘forward-looking statements.’’ In some cases, these statements can be identified by the use of forward-looking terminology such as “believes,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should,” “approximately,” “potential” or negative or other variations of those terms or comparable terminology, although not all forward-looking statements contain these words.

Forward-looking statements involve risks and uncertainties because they relate to events, developments, and circumstances relating to Sensus, our industry, and/or general economic or other conditions that may or may not occur in the future or may occur on longer or shorter timelines or to a greater or lesser degree than anticipated. Although we believe that we have a reasonable basis for each forward-looking statement contained in this press release, forward-looking statements are not guarantees of future performance, and our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate may differ materially from the forward looking statements contained in this press release, as a result of the following factors, among others: the continuation and severity of the COVID-19 pandemic, including its impact on sales and marketing; our ability to achieve profitability; our ability to obtain and maintain the intellectual property needed to adequately protect our products, and our ability to avoid infringing or otherwise violating the intellectual property rights of third parties; the level and availability of government and/or third party payor reimbursement for clinical procedures using our products, and the willingness of healthcare providers to purchase our products if the level of reimbursement declines; the regulatory requirements applicable to us and our competitors; our ability to efficiently manage our manufacturing processes and costs; the risks arising from our international operations; legislation, regulation, or other governmental action , that affects our products, taxes, international trade regulation, or other aspects of our business; concentration of our customers in the U.S. and China, including the concentration of sales to one particular customer in the U.S.; and other risks described from time to time in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

In addition, even if future events, developments, and circumstances are consistent with the forward-looking statements contained in this press release, they may not be predictive of results or developments in future periods. Any forward-looking statements that we make in this press release speak only as of the date of such statement, and we undertake no obligation to update such statements to reflect events or circumstances after the date of this press release, except as may be required by applicable law. You should read carefully our “Introductory Note Regarding Forward-Looking Information” and the factors described in the “Risk Factors” section of our periodic reports filed with the Securities and Exchange Commission to better understand the risks and uncertainties inherent in our business.

Contact:
LHA Investor Relations

Kim Sutton Golodetz

212-838-3777

kgolodetz@lhai.com

(Tables to follow)

SENSUS HEALTHCARE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	As of December 31,
(in thousands, except shares and per share data)	2021	2020
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$14,519	$14,907
Accounts receivable, net	12,130	3,776
Inventories	1,759	4,427
Prepaid and other current assets	2,837	2,061
Total current assets	31,245	25,171
Property and equipment, net	605	1,356
Intangibles, net	146	338
Deposits	75	69
Operating lease right-of-use assets, net	169	1,076
Total assets	$32,240	$28,010
Liabilities and stockholders’ equity
Current liabilities
Accounts payable and accrued expenses	$4,058	$2,874
Deferred revenue, current portion	1,172	1,492
Operating lease liabilities, current portion	174	303
Product warranties	508	187
Loan payable	51	-
Total current Liabilities	5,963	4,856
Loan payable	-	267
Operating lease liabilities, net of current portion	-	812
Deferred revenue, net of current portion	262	579
Total liabilities	6,225	6,514
Commitments and contingencies
Stockholders’ equity
Preferred stock, 5,000,000 shares authorized and none issued and outstanding	-	-
Common stock, $0.01 par value – 50,000,000 authorized; 16,694,311 issued and 16,617,274 outstanding at December 31, 2021; 16,564,311 and 16,491,103 issued and outstanding at December 31, 2020	167	166
Additional paid-in capital	44,115	43,701
Treasury stock, 77,037 and 73,208 shares at cost, at December 31, 2021 and 2020, respectively	(325)	(310)
Accumulated deficit	(17,942)	(22,061)
Total stockholders’ equity	26,015	21,496
Total liabilities and stockholders’ equity	$32,240	$28,010

SENSUS HEALTHCARE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended		For the Years Ended
(in thousands, except share and per share data)	December 31,		December 31,
	2021	2020	2021	2020
	(unaudited)	(unaudited)	(unaudited)
Revenues	$13,025	$5,094	$27,042	$9,577
Cost of sales	4,170	1,866	10,054	4,328
Gross profit	8,855	3,228	16,988	5,249
Operating expenses:
Selling and marketing	1,337	1,349	4,838	5,336
General and administrative	1,094	780	4,594	3,989
Research and development	1,105	842	3,436	4,158
Total operating expenses	3,536	2,971	12,868	13,483
Income (loss) from operations	5,319	257	4,120	(8,234)
Other income (expense):
Gain on bargain purchase	-	758	-	588
Loss on asset disposal	(1)	-	-	-
Gain on extinguishment of loan	-	-	-	758
Interest expense	-	3	(1)	52
Other income (expense), net	(1)	761	(1)	1,398
Net income (loss)	$5,318	$1,018	$4,119	$(6,836)
Net income (loss) per share – basic	$0.32	$0.06	$0.25	$(0.42)
– diluted	$0.32	$0.06	$0.25	$(0.42)
Weighted average number of shares used in computing net income (loss) per share – basic	16,493,524	16,453,603	16,476,122	16,434,079
– diluted	16,601,017	16,455,251	16,503,134	16,434,079

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